Filed Pursuant to Rule 424(b)(3)

Registration No. 333-35026-19

SUPPLEMENT

To Prospectus Supplement dated June 25, 2001

$414,944,863 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2001-SB1

Structured Asset Securities Corporation

Depositor

Aurora Loan Services Inc.

 Servicer

On June 28, 2001, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2001-SB1 (the “Certificates”) were issued in an original aggregate principal amount of approximately $414,944,863.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of June 1, 2001 by and among Structured Asset Securities Corporation, as Depositor, and U.S. Bank National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-SB1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: November 25, 2003

	Original Certificate	Beginning Certificate	Principal	Class Accrued Interest	Realized Loss of Principal	Net Prepayment Interest Shortfall	Current Interest	Outstanding Interest	Ending Certificate
Class	Face Value	Balance	Distribution	Distributed	Allocated	Amount	Shortfall	Shortfall	Balance
A1	$68,000,000.00	$6,818,494.52	$2,545,283.83	$19,177.02	$0.00	$0.00	$0.00	$0.00	$4,273,210.69
A2	$121,249,000.00	$101,754,974.41	$775,329.92	$286,185.87	$0.00	$0.00	$0.00	$0.00	$100,979,644.49
A3	$1,891,000.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
A4	$149,440,000.00	$113,047,213.01	$1,782,639.62	$317,945.29	$0.00	$0.00	$0.00	$0.00	$111,264,573.39
A5	$48,784,000.00	$36,070,335.11	$407,151.84	$101,447.82	$0.00	$0.00	$0.00	$0.00	$35,663,183.27
AIO*	$31,895,459.00	$20,485,764.52	N/A	$57,616.20	N/A	$0.00	$0.00	$0.00	$20,137,766.14
AP**	$1,936,763.00	$1,282,948.96	$27,057.55	N/A	$0.00	N/A	N/A	N/A	$1,255,891.41
B1	$10,748,000.00	$9,731,272.93	$36,174.18	$27,369.21	$0.00	$0.00	$0.00	$0.00	$9,695,098.75
B2	$7,523,000.00	$6,811,347.81	$25,319.91	$19,156.92	$0.00	$0.00	$0.00	$0.00	$6,786,027.90
B3	$5,373,000.00	$4,864,731.05	$18,083.73	$13,682.06	$0.00	$0.00	$0.00	$0.00	$4,846,647.32
B4	$4,299,000.00	$3,892,328.08	$14,469.00	$10,947.17	$0.00	$0.00	$0.00	$0.00	$3,877,859.08
B5	$3,223,000.00	$2,918,114.32	$10,847.54	$8,207.20	$0.00	$0.00	$0.00	$0.00	$2,907,266.78
B6	$7,539,826.00	$6,801,488.07	$25,283.25	$19,129.19	$0.00	$0.00	$0.00	$0.00	$6,776,204.82
R	$100.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00
Total	$430,006,689.00	$293,993,248.27	$5,667,640.37	$880,863.95	$0.00	$0.00	$0.00	$0.00	$288,325,607.90

COMPONENTS
A2(1)	$64,983,000.00	$64,983,000.00	$0.00	$182,764.69	$0.00	$0.00	$0.00	$0.00	$64,983,000.00
A2(2)	$56,266,000.00	$36,771,974.41	$775,329.92	$103,421.18	$0.00	$0.00	$0.00	$0.00	$35,996,644.49
AIO(1)*	$8,691,347.00	$4,802,816.08	N/A	$13,507.92	N/A	$0.00	$0.00	$0.00	$4,659,231.28
AIO(2)*	$3,969,845.00	$1,949,118.14	N/A	$5,481.89	N/A	$0.00	$0.00	$0.00	$1,930,203.17
AIO(3)*	$14,361,955.00	$10,465,466.56	N/A	$29,434.12	N/A	$0.00	$0.00	$0.00	$10,320,474.39
AIO(4)*	$4,872,312.00	$3,268,363.73	N/A	$9,192.27	N/A	$0.00	$0.00	$0.00	$3,227,857.31
APO(1)**	$520,904.00	$349,306.96	$4,268.06	N/A	$0.00	N/A	N/A	N/A	$345,038.90
APO(2)**	$85,618.00	$53,648.40	$1,141.83	N/A	$0.00	N/A	N/A	N/A	$52,506.57
APO(3)**	$1,099,673.00	$723,488.03	$17,619.67	N/A	$0.00	N/A	N/A	N/A	$705,868.36
APO(4)**	$230,568.00	$156,505.61	$4,028.00	N/A	$0.00	N/A	N/A	N/A	$152,477.61

* Denotes an Interest-Only Class

** Denotes a Principal-Only Class

Please contact the Bondholder Relations Department of U.S. Bank National Association at (800) 934-6802 with any questions regarding this statement or your distribution.

U.S. BANK NATIONAL ASSOCIATION

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-SB1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: November 25, 2003

AMOUNTS PER $1,000 UNIT
Class	Cusip	Beginning Balance	Principal Distribution	Interest Distribution	Realized Loss of Principal Allocated	Remaining Balance	Current Period Pass-Through Period Rate
A1	86358RDT1	100.27197824	37.43064456	0.28201500	0.00000000	62.84133368	3.37500%
A2	86358RDU8	839.22320522	6.39452631	2.36031530	0.00000000	832.82867892	3.37500%
A3	86358RDV6	0.00000000	0.00000000	0.00000000	N/A	0.00000000	3.37500%
A4	86358RDW4	756.47224980	11.92879831	2.12757823	0.00000000	744.54345149	3.37500%
A5	86358RDX2	739.38863400	8.34601181	2.07953058	N/A	731.04262197	3.37500%
AIO	86358RDY0	642.27840458	N/A	1.80640761	N/A	631.36781133	3.37500%
AP	86358RDZ7	662.41918087	13.97050130	N/A	0.00000000	648.44867958	NA
B1	86358REA14	905.40313826	3.36566617	2.54644678	0.00000000	902.03747209	3.37500%
B2	86358REB9	905.40313838	3.36566662	2.54644690	0.00000000	902.03747175	3.37500%
B3	86358REC7	905.40313605	3.36566723	2.54644705	0.00000000	902.03746883	3.37500%
B4	86358REE3	905.40313561	3.36566643	2.54644569	0.00000000	902.03746918	3.37500%
B5	86358REF0	905.40313993	3.36566553	2.54644741	0.00000000	902.03747440	3.37500%
B6	86358REG8	902.07493780	3.35329356	2.53708640	0.00000000	898.72164424	3.37500%
R	NA	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	3.37500%

Please contact the Bondholder Relations Department of U.S. Bank National Association at (800) 934-6802 with any questions regarding this statement or your distribution.

U.S. BANK NATIONAL ASSOCIATION

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-SB1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: November 25, 2003

		Group 1	Group 2	Group 3	Group 4	Total
i) Beginning Aggregate Scheduled Loan	Principal Balance	83,935,385.00	41,909,589.89	127,480,891.75	40,667,382.23	293,993,248.87
Scheduled Loan Principal		358,660.08	137,033.57	455,478.77	133,343.87	1,084,516.29
Curtailment and Paid in Full		25,854.48	2,955.41	25,129.37	17,420.64	71,359.90
Paid in Full		2,215,359.25	653,107.33	1,368,376.29	274,921.31	4,511,764.18
Liquidation Proceeds		0.00	0.00	0.00	0.00	0.00
Insurance Proceeds		0.00	0.00	0.00	0.00	0.00
Realized Loss		0.00	0.00	0.00	0.00	0.00
Ending Aggregate Scheduled Loan	Principal Balance	81,335,511.19	41,116,493.58	125,631,907.32	40,241,696.41	288,325,608.50
Non-AP Balance (Beginning)		83,586,078.02	41,855,942.22	126,757,404.08	40,510,876.95	292,710,301.27
Non-AP Balance (Ending)		80,990,472.27	41,063,987.74	124,926,039.32	40,089,219.13	287,069,718.45
Count		2,382	408	2,848	845	6,483

ii) Aggregate Advances	Group 1	Group 2	Group 3	Group 4	Total
Advances Required	42,195.00	29,023.00	99,615.00	65,738.85	236,571.85
Advances Paid	42,195.00	29,023.00	99,615.00	65,738.85	236,571.85
Unpaid Advances	0.00	0.00	0.00	0.00	0.00

iii)

Realized Losses

	Realized Losses
	Current	Since Cutoff
Group 1 Group 2 Group 3 Group 4	0.00 0.00 0.00 0.00	0.00 0.00 $23,954.73 $2,441.52
Total	0.00	$26,396,25

	Group 1	Group 2	Group 3	Group 4	Total
iv) Servicing Fee	17,486.58	8,731.27	26,558.73	8,472.42	61,249.00
Trustee Fee	419.42	209.51	637.14	203.24	1,469.31

v)  Delinquency Information (Includes Loans in Foreclosure, in Bankruptcy Proceedings and REO Loans)

	31-60 Days Delinquent		61-90 Days Delinquent		91 Days or More Delinquent		121 Days or More Delinquent
	Count	Balance	Count	Balance	Count	Balance	Count	Balance
Group 1 Group 2 Group 3 Group 4	14 6 36 21	$603,103.62 $217,450.53 $1,756,430.42 $825,737.77	3 1 14 4	$66,611.61 $74,144.66 $492,362.51 $157,103.23	3 0 8 5	$168,668.29 $0.00 $324,503.94 $91,476.26	23 6 69 65	$762,436.21 $541,643.87 $2,781,204.02 $3,135,201.49
Total	77	$3,402,722.34	22	$790,222.01	16	$584,648.49	163	$7,220,485.59

vi)  Mortgage Loans Outstanding and Delinquency Information for Mortgage Loan sin Foreclosure Proceedings and in Bankruptcy Proceedings

	Outstanding Loans		Current		Foreclosure		Bankruptcy
	Count	Balances	Count	Balance	Count	Balance	Count	Balance
Group 1 Group 2 Group 3 Group 4	2,382 408 2,848 845	$81,335,511.19 $41,116,493.58 $125,631,907.32 $40,241,696.41	2,339 395 2,721 750	$79,734,691.46 $40,283,254.52 $120,277,406.43 $36,032,177.66	2 1 15 20	$35,292.44 $29,443.28 $577,915.35 $912,448.70	0 0 0 0	$0.00 $0.00 $0.00 $0.00
Total	6,483	$288,325,608.50	6,205	$276,327,530.07	38	$1,555,099.77	0	$0.00

STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2001-SB1

REPORTS TO CERTIFICATEHOLDERS

Distribution Date: November 25, 2003

vii)  REO Loans

	Count		Balance
Group 1		0	$0.00
Group 2		0	$0.00
Group 3		0	$0.00
Group 4		0	$0.00
Total		0	$0.00

viii)   Deleted and Qualifying Substitute Mortgage Loans

Group

Loan Number

Principal Balance

	Senior Certificates				Subordinate
	Group 1	Group 2	Group 3	Group 4	Certificates	Total
ix) Accrued and Unpaid Principal	0.00	0.00	0.00	0.00	0.00	0.00
Accrued and Unpaid Interest	0.00	0.00	0.00	0.00	0.00	0.00

x) Purchased Mortgage Loans

Group

Loan Number

Principal Balance

xi) Special Hazard Losses	Current	Aggregate	Limit	Excess
Fraud Losses	0.00	0.00	12,364,706.64	0.00
Bankrupcy Losses	0.00	0.00	0.00	0.00
All realized Losses	0.00	0.00	100,000.00
	0.00	26,396.25

	Group 1	Group 2	Group 3	Group 4	Total
xii) Available Distribution Amount	2,848,467.15	916,298.11	2,234,923.89	548,815.16	6,548,504.31
APO Principal Distribution Amount	4,268.06	1,141.83	17,619.67	4,028.00	27,057.55

xiii) Loans Acquired through Foreclosure	Group	Loan Number	Principal Balance

	Group 1	Group 2	Group 3	Group 4
xiv) Senior Percentage	85.901260%	87.853653%	89.183913%	89.038643%
Senior Prepayment Percentage	100.00000%	100.00000%	100.00000%	100.00000%
Subordinate Percentage	14.098740%	12.146347%	10.816087%	10.961357%
Subordinate Prepayment Percentage	0.00000%	0.00000%	0.00000%	0.00000%

First Security Investor Reporting, L.P.

RECONCILIATION REPORT
	ISSUE DATE:	01-Jan-00
	DISTRIBUTION DATE:	25-Nov-03
Structured Asset Securities Corporation	DETERMINATION DATE:	18-Nov-03
Mortgage Pass-Through Certificates, Series 2001-SB1	RUN DATE:	06-Nov-03

I.  CASH RECONCILIATION

A.  Computed Information

Total Collections - per Servicer Report

6,548,504.31

6,548,504.31

B.  Cash Receipts from Servicer, net of service fees

6,548,504.31

Difference between A and B

              0.00

II.  DISTRIBUTION SUMMARY AND RECONCILIATION

A.  Amounts Distributed:

A1 Interest Distribution	19,177.02
A1 Principal Distribution Amount	2,545,283.83

A2 Interest Distribution	286,185.87
A2 Principal Distribution Amount	775,329.92

A3 Interest Distribution	0.00
A3 Principal Distribution	0.00

A4 Interest Distribution	317,945.29
A4 Principal Distribution Amount	1,782,639.62

A5 Interest Distribution	101,447.82
A5 Principal Distribution Amount	407,151.84

AIO Interest Distribution	57,616.20

AP Principal Distribution Amount	27,057.55

B1 Interest Distribution	27,369.21
B1 Principal Distribution Amount	36,174.18

B2 Interest Distribution	19,156.92
B2 Principal Distribution Amount	25,319.91

B3 Interest Distribution	13,682.06
B3 Principal Distribution Amount	18,083.73

B4 Interest Distribution	10,947.17
B4 Principal Distribution Amount	14,469.00

B5 Interest Distribution	8,207.20
B5 Principal Distribution Amount	10,847.54

B6 Interest Distribution	19,129.19
B6 Principal Distribution Amount	25,283.25

R Interest Distribution	0.00
R Principal Distribution Amount	0.00
Remaining Amount to the R	0.00
A.	6,548,504.31

B.  Amounts Available

Cash Receipts from Servicer, net of service fees

6,548,504.31

Difference between A and B

0.00

Ending Balance for Next Period Trustee Fee Calculation

288,205,510.80

Remittance by Servicer:

Aurora

6,549,973.62

Bayview

0.00

Less:  Trustee Fee

1,469.31

Available Distribution Amount

6,548,054.31

(0.00)